Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 25, 2014 relating to the financial statements, the financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Laboratory Corporation of America Holdings’ Annual Report on Form 10-K for the year ended December 31, 2013. We also consent to the reference to us under the heading “Experts” and “Selected Historical Financial Data of LabCorp” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

Charlotte, North Carolina

November 26, 2014